Exhibit 2.2

AMENDMENT NO. 1 TO
AGREEMENT FOR THE PURCHASE AND SALE OF STOCK

THIS AMENDMENT NO. 1 TO AGREEMENT FOR THE PURCHASE AND SALE OF STOCK (this "Amendment") is made and entered into this 31st day of August, 2006 by and among by and among Ever-glory International, Inc., a Florida corporation, the address of which is 17870 Castleton Street #335, City of Industry, California 91748 (“Ever-Glory”) and Perfect Dream Ltd, a British Virgin Islands corporation, the address of which is Akara Building, 24 De Castro Street, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands (“Buyer”) on the one hand, and Ever-Glory Enterprises (HK) Ltd, a Hong Kong corporation, the address of which is Akara Building, 24 De Castro Street, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands (“Seller”) and Nanjing Catch-Luck Garments Co, Ltd, a Chinese limited liability company with the address of Dongshan Town, Jiangning District, Nanjing, People Republic of China (“Catch-Luck”) on the other hand.

Capitalized terms used herein but not defined herein shall have the meaning set forth for such terms in the Technology Assignment Agreement.

RECITALS:

WHEREAS, Ever-Glory, Buyer, Seller and Catch-Luck entered into an Agreement for the Purchase and Sale of Stock, dated June 26, 2005 (the " Stock Purchase Agreement ");

WHEREAS, Ever-Glory, Buyer, Seller and Catch-Luck desire to amend the Stock Purchase Agreement;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, covenants and agreements set forth below, the parties agree as follows:

1.	Section 1.2. Section 1.2 of the Stock Purchase Agreement shall be restated in its entirety as follows:

	“Section 1.2	Purchase Price. The purchase price for the Equity is as follows:

	a.	An amount in Renmimbi (“RMB”) equal as of the Closing to USD600,000.00, payable by Buyer (or Ever-Glory) via bank wire transfer in immediately available funds to Seller within ninety (90) days after the Closing (the “Cash Consideration”);

	b.	That number of shares of the common stock of Ever-Glory, the parent of Buyer (“Buyer Shares”), having an aggregate fair market value of USD3.4 Million (the “Stock Consideration Amount”), as determined hereby, to be delivered within ninety (90) days after the Closing;

	c.	After the Closing, Seller shall be entitled to receive that number of Buyer Shares having an aggregate fair market value of up to USD6.0 Million, and Ever-Glory shall issue such shares, as determined hereby:

		1.	Within ninety (90) days after the end of the first full fiscal year after the Closing in which Catch-Luck generates gross revenues of at least USD19.0 million and net profit of at least USD1.5million, Ever-Glory shall issue to Seller that number of Buyer Shares having an aggregate fair market value of USD3.0 Million (the “First Earn-Out Payment”), as determined hereby;

	2.	Within ninety (90) days after the end of the next full fiscal year after the Closing in which Catch-Luck generates gross revenues of at least USD19.0 million and net profit of at least USD1.5million, Ever-Glory shall issue to Seller that number of Buyer Shares having an aggregate fair market value of USD3.0 Million (the “Second Earn-Out Payment”), as determined hereby; and

d.	The number of shares of the Company’s common stock to be delivered to Seller as consideration for the Transaction pursuant to Sections 1.2(b) and (c) above shall be determined as of the Closing by dividing the Stock Consideration Amount, First Earn-Out Payment or Second Earn-Out Payment, as the case may be, by the fair market value per share of the Buyer Shares. Fair market value shall be the preceding 30-day average of the high bid and the low ask price for Buyer Shares as quoted on the Over-the-Counter Bulletin Board as of the Closing.”

2.             No Other Changes. All other terms of the Stock Purchase Agreement shall remain the same. Capitalized terms used herein but not defined herein shall have the meaning set forth for such terms in the Stock Purchase Agreement

3.             Complete Agreement. This Amendment together with the Stock Purchase Agreement contains a complete and exclusive statement of the agreement of the parties with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment on the day and year first above written.

BUYER:

EVER-GLORY INTERNATIONAL, INC.

By:_____________________________________
        Kang Yihua,
        Chief Executive Officer

BUYER:

PERFECT DREAM LTD

By:_____________________________________
        Kang Yihua,
        Chief Executive Officer

SELLER:

EVER-GLORY ENTERPRISES
(HK) LTD

By:_____________________________________
        Kang Yihua,
        Chief Executive Officer

CATCHLUCK:

NANJING CATCH-LUCK GARMENTS CO, LTD

By:_____________________________________
        Wang Nengshan
        General Manager